SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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URS CORPORATION

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URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:30 a.m., Pacific Standard Time, on March 23, 2004

PLACE:	Offices of Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, California 94111

ITEMS OF BUSINESS:	(1)	To elect directors to serve for the ensuing year and until their successors are elected.

	(2)	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares.

	(3)	To re-approve our Incentive Compensation Plan.

	(4)	To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Holders of URS common stock of record at the close of business on January 30, 2004 are entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors

/s/ Kent P. Ainsworth

Kent P. Ainsworth,
Secretary

San Francisco, California
February 23, 2004

Stockholders are cordially invited to attend the Annual Meeting in person. Please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

ABOUT THE ANNUAL MEETING
ADDITIONAL INFORMATION
PROPOSAL 1 — ELECTION OF DIRECTORS
INFORMATION ABOUT OUR BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2003
INFORMATION ABOUT OUR INDEPENDENT AUDITORS
PROPOSAL 2 — AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3 — RE-APPROVAL OF INCENTIVE COMPENSATION PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2003
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE MEASUREMENT COMPARISON
OTHER MATTERS
APPENDIX A
PROXY CARD

About the Annual Meeting	1
Additional Information	3
Proposal 1 – Election of Directors	5
Information about Our Board of Directors	8
Report of the Audit Committee for Fiscal Year 2003	14
Information about Our Independent Auditors	16
Proposal 2 – Amendment to Certificate of Incorporation to Increase Authorized Shares of Common Stock	18
Proposal 3 – Re-Approval of Incentive Compensation Plan	20
Security Ownership of Certain Beneficial Owners and Management	23
Section 16(a) Beneficial Ownership Reporting Compliance	25
Report of the Compensation Committee on Executive Compensation for Fiscal Year 2003	26
Compensation Committee Interlocks and Insider Participation	30
Executive Compensation	31
Equity Compensation Plan Information	35
Employment Agreements	36
Certain Relationships and Related Transactions	42
Performance Measurement Comparison	43
Other Matters	44
Appendix A	45

Proxy Card

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2727

PROXY STATEMENT
For Annual Meeting of Stockholders
March 23, 2004

     The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation, a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on March 23, 2004, at 9:30 A.M., Pacific Standard Time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111. We intend to mail this proxy statement and the accompanying proxy card on or about February 23, 2004, to all stockholders entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?	A:	At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the Annual Meeting of stockholders on the cover page of this proxy statement, including:

(1)	The election of directors to serve for the ensuing year and until their successors are elected;

(2)	An amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 shares; and

(3)	The re-approval of our Incentive Compensation Plan.

Q:	Who is entitled to vote at the Annual Meeting?	A:	Only stockholders of record at the close of business on January 30, 2004, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Q:	What are the voting rights of the holders of common stock?	A:	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q:	How is a quorum determined?	A:	Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 34,293,830 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of our common stock representing at least 17,146,916 votes will be required to establish a quorum.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Proxies received but marked as abstentions (or refusals to vote) and broker non-votes (or votes from shares held of record in “street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the Annual Meeting to another date.

Q:	How do I vote?	A:	If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	Can I revoke my proxy later?	A:	Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)	filing a written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2727);

(2)	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above); or

(3)	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy), although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Q:	How does the Board recommend I vote on these proposals?	A:	Our Board recommends a vote FOR each of the nominees for director, FOR the amendment to our Certificate of Incorporation and FOR the re-approval of our Incentive Compensation Plan.

Q:	What is required to approve each proposal?	A:	Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the Annual Meeting.

To approve the amendment of our Certificate of Incorporation, holders of a majority of the outstanding shares must vote in favor of the proposal.

To re-approve our Incentive Compensation Plan, holders of a majority of the shares represented at the Annual Meeting, either in person or by proxy, must vote in favor of the proposal.

Q:	What happens if I abstain from voting or my broker submits a non-vote?	A:	We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal, the shares represented by these proxies will not be treated as affirmative votes. In other words, abstentions are treated as votes cast against the proposal.

While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies are generally not counted for any purpose in determining whether a proposal has been approved. However, with respect to the proposal to amend our Certificate of Incorporation, which requires the approval by a majority of our outstanding shares, broker non-votes have the same effect as negative votes.

Q:	How will my shares be voted if I return a blank proxy card?	A:	If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement, FOR approval of the amendment to our Certificate of Incorporation and FOR re-approval of our Incentive Compensation Plan.

Q:	How will voting on any other business be conducted?	A:	Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, Kent P. Ainsworth and Joe Masters, to vote on those matters at their discretion.

Q:	Who will bear the costs of this solicitation?	A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q:	How can I find out the results of the voting at the Annual Meeting?	A:	Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2004.

Q:	When are stockholder proposals due for next year’s annual meeting?	A:	The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is October 24, 2004. Unless a stockholder who wishes to bring a matter before the stockholders at our 2005 Annual Meeting of Stockholders notifies us of that matter prior to January 7, 2005, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. You should also review our By-laws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION

Householding of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco,

California 94111-2727) or contact Carol Brummerstedt at (415) 774-2706. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report and Available Information	Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended October 31, 2003 accompany this proxy statement but do not constitute a part of the proxy soliciting materials. A copy of our annual report on Form 10-K for the fiscal year ended October 31, 2003, including financial statements but without exhibits, is available without charge to any person whose vote is solicited by this proxy upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2727). Copies may also be obtained without charge through our Web site at www.urscorp.com and the SEC’s Web site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

     The current terms of office of all of our directors expire at the Annual Meeting. The Board proposes the re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified. Marie L. Knowles, a current independent member of our Board, is not standing for re-election due to her other board commitments. George R. Melton, President of our EG&G Division, and Irwin L. Rosenstein, Chairman of our URS Division, who both are current non-independent members of our Board, are not standing for re-election at this Annual Meeting. So that, consistent with the goals of our Corporate Governance Guidelines, Martin M. Koffel, our Chairman, Chief Executive Officer and President, will be the only member from our senior management team serving as a member of our Board. Consequently, as of the date of the Annual Meeting, the number of directors serving on our Board will be reduced to nine. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares cast for that nominee will be voted for the election of a substitute nominee proposed by the Board.

Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age

H. Jesse Arnelle	Mr. Arnelle has served as one of our directors since January 2004. Mr. Arnelle has served as Of Counsel to the law firm of Womble, Carlyle, Sandridge and Rice since 1996; as a director of FPL Group, Inc. (formerly Florida Power & Light) since 1990; as a director of Gannett Company since 1997; as a director of Metropolitan Life Series Fund since 2002; and as a director of Textron Corporation since 1993. Mr. Arnelle served as senior partner to the law firm Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis and Green, with which he was associated until his retirement in 1997; as a director of Armstrong World Industries; as a director of Eastman Chemical Co., Inc.; as a director of Union Pacific and Resources, Inc.; as a director of Wells Fargo and Company; and as a director of WMX Technologies, Inc. (formerly Waste Management, Inc.). He is 70 years old.

Richard C. Blum	Mr. Blum has served as Vice Chairman of the Board of Directors since 1975. Mr. Blum has served as Chairman and President of Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P., an equity investment management firm, since 1975; as a director of Northwest Airlines Corporation since 1989; as a director of CB Richard Ellis Services, Inc. since 1993 and its Chairman of the Board of Directors since 2001; Chairman of CBRE Holding, Inc. since 2001; as the Co-Chairman of Newbridge Capital since 1997; as a director of Glenborough Realty Trust, Inc. since 1998; as a director of Playtex Products, Inc. since 1998; as a director of KFB Newbridge Advisors, Co. since 2000; as a director of KFB Newbridge Control Corp. since 2000; as a director of KFB Co-Investment I, Co. since 2000; as a director of Korea First Bank since 2000; and as a director of the Egyptian Direct Investment Fund Limited since 2000. He is 68 years old.

Armen Der Marderosian (Audit and Board Affairs Committees)	Mr. Der Marderosian has served as one of our directors since 1994. Mr. Der Marderosian served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999 and as Executive Vice President, Technology and Systems, at GTE Corporation from 1998 to 1999. Mr. Der Marderosian served as Senior Vice President of GTE Corporation from 1995 to 1997. He is 66 years old.

Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age

Mickey P. Foret (Audit Committee)	Mr. Foret has served as one of our directors since March 2003. Mr. Foret retired in 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer and in other management positions at Continental Airlines, Inc. and affiliated companies from 1974 to 1990. Mr. Foret has served as a director of ADC Telecommunications, Inc. and as a director of Champion Airlines, Inc. Mr. Foret has previously served as a director of Atlas Air Cargo, Inc.; as a director of Continental Airlines, Inc.; as a director of Eastern Airlines, Inc.; as a director of System One, Inc., Worldspan L.P.; and as a director of NorAm Energy Corp. He is 58 years old.

Martin M. Koffel	Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989. Mr. Koffel served as a director of McKesson Corporation from 2000 to 2002 and as a director of James Hardie Industries N.V. from 2001 to 2002. He is 64 years old.

Richard B. Madden (Board Affairs and Compensation Committees)	Mr. Madden has served as one of our directors since 1992. Mr. Madden served as Chief Executive Officer of Potlatch Corporation from 1971 to 1994 and as a director of Potlatch from 1971 to 1999; as a director of PG&E Corporation from 1996 to 2000; as a director of Pacific Gas and Electric Company from 1977 to 2000; and as a director of CNF Inc. from 1992 to 2002. He is 74 years old.

General Joseph W. Ralston, USAF (Ret.) (Board Affairs Committee)	General Ralston has served as one of our directors since October 2003. General Ralston has served as Vice Chairman of The Cohen Group since 2003; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003. General Ralston’s military career began in 1965 and concluded in 2003 when he retired from active duty. General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000; and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003. He is 60 years old.

John D. Roach (Audit and Compensation Committees)	Mr. Roach has served as one of our directors since February 2003. Mr. Roach has served as Chairman of the Board and Chief Executive Officer of Stonegate International since 1997; as Chairman of the Board of Unidare US Inc. since 2002; as a director of PMI Group, Inc. since 1997; as a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation since 2002; and as a director of Material Sciences Corporation since March 2003. Mr. Roach served as Chairman of the Board, President and Chief Executive Officer of Builders FirstSource, Inc. from 1998 to 2001; as a director of The Washington Group (formerly Morrison-Knudsen) from 1997 to 2002; and as Chairman of the Board, President and Chief Executive Officer of Fibreboard Corporation from 1991 to 1997. He is 60 years old.

Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age

William D. Walsh (Audit, Board Affairs and Compensation Committees)	Mr. Walsh has served as one of our directors since 1988. Mr. Walsh has served as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board of Consolidated Freightways Corporation since 1996; as a director of Unova, Inc. since 1997; as Chairman of the Board of Creativity, Inc. since 1998; and as Chairman of the Board of Ameriscape since 2000. Mr. Walsh served as Chairman of the Board of Clayton Group, Inc. from 1996 to 2002; as a director of Ameriscape, Inc. from 1999 to 2000; as a director of Crown Vantage, Inc. from 1996 to 2000; as Chairman of the Board of Newell Manufacturing Corporation from 1988 to 2000; as a director of Basic Vegetable Products from 1990 to 1999; as a director of Golden Valley Farms LLC from 1996 to 1999; as a director of Newcourt Credit Group from 1993 to 1999; as a director of National Education Corporation from 1992 to 1997; and as Chairman of the Board of Champion Road Machinery from 1988 to 1997. He is 73 years old.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE NOMINEES.

Required Vote	Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Purpose and Structure	The Board of Directors establishes and manages our broad company policies.

Board Meetings and Attendance	During fiscal year 2003, the Board held four meetings. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she served as a director); and (2) the total number of meetings of all the committees authorized by the Board on which he or she served (held during the period that he or she served as a committee member). Our non-management directors met in executive session three times during fiscal year 2003.

It is our policy to invite the members of the Board to attend our annual stockholders’ meetings. All members of the Board attended last year’s annual stockholders’ meeting.

Board Committees	The Board has standing Audit, Board Affairs and Compensation Committees. Until January 2004, the Board also had a Non-Officer Option Committee.

The Audit Committee currently is comprised of four non-employee directors, Mr. Der Marderosian (Chairman), Mr. Foret, Mr. Roach and Mr. Walsh, and met nine times during fiscal year 2003. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A and is available on our Web site at www.urscorp.com. The primary responsibilities of the Audit Committee include the following:

•	Reviewing annual and interim financial reports, earnings releases, and other financial information and earnings guidance;

•	Reviewing the internal and independent auditors’ responsibility for detecting fraud and regulatory noncompliance;

•	Reviewing the internal audit and independent audit plans;

•	Reviewing other financial reports, risk assessment, changes in accounting principals, conflicts with the independent auditors and other regulatory or legal matters;

•	Preparing proxy statement reports; and

•	Establishing procedures for the receipt, retention and treatment of employee complaints.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. In addition, the Board has determined that Mr. Der Marderosian and Mr. Foret are qualified as audit committee financial experts within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Board Affairs Committee currently is comprised of four non-employee directors, Mr. Walsh (Chairman), Mr. Der Marderosian, Mr. Madden and General Ralston, and met five times during fiscal year 2003. A copy of the Board Affairs Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Board Affairs Committee include the following:

•	Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

•	Reviewing director education and orientation programs;

•	Reviewing the compensation paid to non-employee directors; and

•	Reviewing our Corporate Governance Guidelines.

During fiscal year 2003, the Board Affairs Committee engaged Boyden International to assist with the identification and evaluation of director candidates.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

The Compensation Committee currently is comprised of four non-employee directors, Mr. Madden (Chairman), Ms. Knowles, Mr. Roach and Mr. Walsh, and met six times during fiscal year 2003. Ms. Knowles is not standing for re-election at the Annual Meeting and will not serve on the Compensation Committee after the date of the Annual Meeting. A copy of the Compensation Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Compensation Committee include the following:

•	Overall compensation strategy affecting our Chief Executive Officer and other executive officers;

•	Assessing the performance of senior management;

•	Administering our incentive, executive compensation and benefits plans;

•	Succession planning for executive officers; and

•	Preparing proxy statement reports.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

The Non-Officer Option Committee consisted solely of Mr. Koffel. The Non-Officer Option Committee, established in July 2000, acted by written consent to approve grants of stock options to non-executive employees under the terms of the 1999 Equity Incentive Plan (adopted by the Board of Directors and approved by stockholders in 1999) (the “1999 Incentive Plan”) subject to numerical limits and other parameters established by the Board from time to time. In January 2004, the Board determined that all grants under the 1999 Incentive Plan should be approved under the authority of the Compensation Committee, which is comprised solely of independent directors, and accordingly the Non-Officer Option Committee was terminated.

Director Independence	Our Corporate Governance Guidelines contain standards for determining director independence that meet or exceed the new listing standards adopted during 2003 by the SEC and the New York Stock Exchange. The full text of the Guidelines is available on our Web site at www.urscorp.com. In addition, a copy of the Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2727).

Pursuant to our Guidelines, the Board undertook its annual review of director independence in January 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family, and URS and our subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates, and members of our senior management and their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that a director is independent.

Based on this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Guidelines, with the exception of Mr. Koffel and Mr. Blum. Mr. Koffel is considered an inside director because he is one of our senior executives. Mr. Blum is considered a non-independent outside director because of the contractual and other various relationships between Blum Capital Partners, L.P. and URS arising from the previous investments made by Blum Capital Partners, L.P. and its affiliates in URS.

Presiding Director of Board Meetings in Executive Session	Pursuant to our Corporate Governance Guidelines, our independent directors meet in executive session without the presence of management on a regular basis. The Chairman of either the Audit, Board Affairs or Compensation Committees, as designated from time to time by the other independent directors, serves as the Chairman of these executive sessions.

Director Nominees	Our Board Affairs Committee has a policy of considering candidates for membership to the Board that are nominated by stockholders in the same manner as candidates recommended by members of the Board or senior management.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to William D. Walsh, Chairman of the Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2727. In accordance with our Board Affairs Committee charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board of Directors and provide the skills and expertise appropriate to best serve the long-term financial interests of our stockholders. All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting. If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, then our By-laws require that written recommendations be received by us no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.

Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Stockholder Communications with the Board	Stockholders may communicate directly with any of our senior managers, our General Counsel, the members of our Board or any Chairman of a Board Committee by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2727). Our policy is to forward and not screen any mail received at our principal executive office that is sent directly to an individual. Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee, Mr. Walsh, or to our General Counsel, Joseph Masters. In addition, if our stockholders or employees have any concerns related to our accounting and auditing practices, we encourage communicating those concerns directly to the Chairman of the Audit Committee, Mr. Der Marderosian.

Code of Ethics	All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business in the highest legal and ethical manner. The full text of the Code is available on our Web site at www.urscorp.com. We intend to post amendments to or waivers from the Code as required by applicable rules at this location on our Web site.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Directors	Our non-employee directors received the following compensation for their Board service during fiscal year 2003:

Annual Retainer	$15,000

Board Attendance Fees	$2,000 for each Board meeting attended in person and $500 for each Board meeting attended by telephone

Committee Attendance Fees	$1,000 for each Committee meeting attended in person and $500 for each Committee meeting attended by telephone

Committee Chairman Fees	$1,000 for each Committee meeting chaired

Stock Grant	Non-employee members of the Board, upon their initial election to the Board and upon their re-election as directors at our 2003 Annual Meeting of Stockholders, received a grant of common stock under our 1999 Equity Incentive Plan equal to $25,000 divided by the closing price of the common stock, rounded down to the nearest whole share. The stock grants vested immediately upon grant.

Stock Options	Each non-employee member of the Board who was elected to serve as a director at our 2003 Annual Meeting of Stockholders received a grant of stock options under the 1999 Incentive Plan, exercisable for that number of shares of common stock determined by dividing $25,000 by the closing price of the common stock on the date of that meeting, rounded down to the nearest whole share. The stock options vested immediately upon grant and are exercisable during a ten-year term.

Medical Benefit Plan	Non-employee directors who were elected prior to December 17, 1996 are entitled to participate, at our expense, in our medical benefit plan. Based upon the costs of the premiums we pay, the annualized monetary value of this benefit for two participating non-employee directors in fiscal year 2003 was between $4,056 and $4,639 depending on the ages of the participants and the number of eligible family members.

On October 14, 2003, the Board approved a new non-employee director compensation program that became effective as of the beginning of our fiscal year 2004. Under the new compensation program, non-employee directors will receive the following compensation for their Board service:

Quarterly Retainer	$6,250 payable on the first day of each quarter for an aggregate of $25,000 on an annual basis

Board Attendance Fees	$2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone

Non-Committee Chairmen Fees	$1,500 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone

Committee Chairman Fees	$4,000 for the Chairman of the Audit Committee for each meeting chaired in person and $750 for each meeting chaired by telephone

$3,000 for the Chairmen of the Board Affairs and Compensation Committees for each meeting chaired in person and $750 for each meeting chaired by telephone

Quarterly Stock Award	Each non-employee director serving on the last day of each fiscal quarter will receive a grant of common stock under the 1999 Incentive Plan equal to $8,750 divided by the fair market value of our common stock on the last day of each fiscal quarter, rounded down to the nearest whole share. The stock grants vest immediately upon grant.

Deferred Stock Award	Each non-employee director serving on the last day of each fiscal quarter will receive a deferred stock award under the 1999 Incentive Plan consisting of a number of notional shares equal to $8,750 divided by the fair market value of our common stock on the last day of each fiscal quarter, rounded down to the nearest whole share. The deferred stock awards vest immediately upon grant. However, the notional number of shares attributed to deferred stock awards will not be issued to the non-employee director, but will instead accumulate in a bookkeeping account for each non-employee director until that time as the non-employee director terminates his or her service on the Board.

In addition, under the new compensation program, non-employee directors entitled to participate in the medical benefit plan described above under “Medical Benefit Plan” will continue to be eligible to participate in the plan.

We also maintain a policy whereby non-employee directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board. No consulting fees were paid to non-employee directors during fiscal year 2003. If any of these consulting fees are paid in the future to a non-employee director, the Board will determine whether the special projects impact the independence of the non-employee director.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 20031

Audit Committee Report	The Audit Committee has responsibility, under delegated authority from the Board of Directors, for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board of Directors on July 15, 2003, and attached to this proxy statement as Appendix A. Each member of the Audit Committee is “independent” as defined by our Corporate Governance Guidelines and the rules of the New York Stock Exchange. The Board of Directors has determined that Mr. Der Marderosian and Mr. Foret are financial experts as defined by the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings during fiscal year 2003.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting standards. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed with management our audited financial statements included in the 2003 Annual Report to Stockholders, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the adequacy and clarity of disclosures in the financial statements;

•	reviewed with the independent auditors their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as the independent auditors are required to discuss with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, “Communications with Audit Committees;”

•	received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the independent auditors their independence;

•	discussed with our independent and internal auditors the overall scope and plans for their respective audits;

•	met with our independent and internal auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting; and

•	considered whether the provision by the independent auditors of non-audit services is compatible with maintaining the independence of the auditors.

[1]	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be approved and included in our Annual Report on Form 10-K for the year ended October 31, 2003 filed with the Securities and Exchange Commission, and the Board of Directors approved the foregoing.

Respectfully Submitted,

THE AUDIT COMMITTEE

Armen Der Marderosian, Chairman
Mickey P. Foret
John D. Roach
William D. Walsh

INFORMATION ABOUT OUR INDEPENDENT AUDITORS

Independent Auditors	The Audit Committee has selected and retained PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2004. PricewaterhouseCoopers has audited our financial statements since 1988.

Representatives of PricewaterhouseCoopers, whom we expect to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Auditors’ Fees	The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of our financial statements for the fiscal years ended October 31, 2003 and October 31, 2002, and fees for other services rendered by PricewaterhouseCoopers during these periods. Certain amounts for fiscal year 2002 have been reclassified to conform to our fiscal year 2003 presentation.

	Fiscal 2003	Fiscal 2002

Audit Fees	$1,921,241	$1,711,638
Audit-Related Fees	809,536	790,102
Tax Fees	0	0
All Other Fees	0	2,440,132

Audit Services Fees. Audit services fees include fees for services rendered in connection with the annual audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent auditor reasonably can provide to a client.

Audit-Related Fees. Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category may include fees related to mergers and acquisitions consultation, consultations regarding generally accepted accounting principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as reviews of information systems and general internal controls.

All Other Fees. All other fees primarily include fees associated with implementation support for our new “Enterprise Resource Program,” a new company-wide accounting and project management information system, and other miscellaneous services, all of which fees were paid to PricewaterhouseCoopers for services performed in fiscal year 2002.

Audit Committee Disclosure	All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Der Marderosian, provided that any pre-approvals by the Chairman are reported at a subsequent Audit Committee meeting.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

Proposal	Our Board of Directors has adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the authorized number of shares of our common stock from 50,000,000 shares to 100,000,000 shares.

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to any increases in the number of shares of common stock outstanding, such as dilution of the earnings per share and voting rights of current holders. If the amendment is approved by our stockholders at the Annual Meeting, it will become effective upon filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

Capitalization	As of January 30, 2004, of the 50,000,000 shares of common stock currently authorized, we estimate that the following shares have been issued or reserved:

•	34,293,830 shares have been issued and are currently outstanding;

•	approximately 5,314,107 shares were issuable upon exercise of outstanding stock options; and

•	approximately 2,094,402 shares were reserved for issuance under our 1999 Incentive Plan and our Employee Stock Purchase Plan. In addition, according to the terms of our 1999 Incentive Compensation Plan and our Employee Stock Purchase Plan, an additional 800,000 and 1,500,000 shares, respectively, will become reserved for issuance in July 2004.

We therefore estimate that we have approximately 8,297,661 shares of unissued and unreserved common stock available for future issuances.

Reasons for the Proposal	Our Board believes that the authorized common stock available for issuance is not sufficient to enable us to respond to potential business opportunities and pursue important objectives designed to enhance stockholder value. The additional authorized shares of common stock may provide us with greater flexibility to use our common stock, without further stockholder approval (except to the extent such approval may be required by law or by applicable New York Stock Exchange listing standards) for various purposes including, without limitation, raising equity capital in order to reduce our level of debt or for other general corporate purposes, making future acquisitions, entering into strategic relationships, providing equity incentives to employees, officers or directors and effecting stock dividends (including stock splits in the form of stock dividends). Although we have recently filed a self registration statement with the SEC with respect to the possible future issuance of up to $325,000,000 of our equity and debt securities, we currently do not have specific agreements or plans that would involve the issuance of the proposed additional authorized shares.

Possible Effects of the Proposal	The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by us to oppose a hostile takeover attempt or delay or prevent changes in control or management. For example, without further stockholder approval, the Board of Directors could adopt a “poison pill” that would, under certain circumstances related to an acquisition of our shares not approved by the Board, give certain holders the right to acquire additional shares of our common stock at a low price, or the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

Required Vote	The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve this amendment to our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

PROPOSAL 3

RE-APPROVAL OF INCENTIVE COMPENSATION PLAN

Proposal	Our Incentive Compensation Plan, established in 1998 (the “Plan”), enables us to pay annual cash incentive awards to eligible employees based on the satisfaction of one or more pre-established performance goals that are based on business criteria set forth in the Plan. The purpose of the Plan is to encourage superior performance by our employees who are eligible under the Plan through the payment of annual cash incentive awards.

The Plan is designed to address the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company (“Covered Employees”). Certain types of compensation, including performance-based compensation, are excluded from this limitation. So that compensation payable under the Plan to the Covered Employees will continue to be deductible by us because it qualifies as performance-based compensation under Section 162(m) of the Code, our stockholders must periodically approve the material terms of the Plan. Our stockholders initially approved the material terms of the Plan at the 1999 Annual Meeting of Stockholders and are being asked to re-approve the material terms of the Plan at the Annual Meeting. Upon receipt of stockholder re-approval, we believe that future compensation payable pursuant to the Plan will be deductible for federal income tax purposes under most circumstances.

In accordance with Section 162(m) of the Code, payment of any future awards under the Plan to Covered Employees has been made subject to the receipt of re-approval of the material terms of the Plan by our stockholders to the extent that the deductibility of such payments would be limited by Section 162(m) of the Code. The following description of the material terms of the Plan is qualified in its entirety by reference to the complete text of the Plan previously filed as Appendix A to our definitive proxy statement for the 1999 Annual Meeting of Stockholders, filed with the SEC on February 17, 1999.

Principal Features of the Plan	Purpose. The purpose of the Plan is to enhance our ability to attract and retain highly qualified key employees and to provide additional financial incentives to such employees to promote our success. The Plan is also intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

Administration. The Chief Executive Officer and the Compensation Committee administer the Plan. However, the Compensation Committee retains final authority regarding all aspects of Plan administration, the resolution of any disputes and the application of the Plan in any respect to a Covered Employee. The Compensation Committee may, without notice, amend, suspend or terminate the Plan.

Duration. The Plan is effective as of November 1, 1998 and remains in effect until suspended or terminated by the Compensation Committee; provided, however, that no incentive compensation with respect to fiscal year 2004 or later years will be paid to Covered Employees until the material terms of the Plan are re-approved by our stockholders at the Annual Meeting.

Employees Eligible to Receive Compensation under the Plan. All of our employees are eligible to be selected by the Chief Executive Officer or the Compensation Committee to participate in the Plan. In general, certain key employees designated by the Chief Executive Officer or the Compensation Committee (“Designated Participants”) are selected to participate in the Plan at the beginning of or during our fiscal year (a “Plan Year”).

Establishment of Target Bonuses. Upon selection to participate in the Plan, each Designated Participant is assigned a percentage of his or her base salary during the Plan Year exclusive of any bonus payments paid out under the Plan (the “Target Award Percentage”). The Target Award Percentage, multiplied by the Designated Participant’s base salary earned during the Plan Year, is equal to the Designated Participant’s “Target Award.” The Target Award represents the amount that is expected to be paid to a Designated Participant if certain pre-established financial goals (“Performance Objectives”) are fully met. In addition, funds are set aside for discretionary awards to other selected employees (“Non-Designated Participants”), who demonstrate outstanding individual performance during the Plan Year. Covered Employees may only participate in the Plan as Designated Participants. The sum of all Target Awards for Designated Participants and expected payouts to Non-Designated Participants equals the “Target Bonus Pool.” The actual Bonus Pool may vary from the Target Bonus Pool upward or downward based on actual performance in relationship to the applicable Performance Objectives. Separate target bonuses may be established for our different divisions. Actual awards to Designated Participants and actual funds available for distribution to Non-Designated Participants vary from target amounts based on the relationship between the actual Bonus Pool and the Target Bonus Pool.

Business Criteria. The Plan sets forth a number of business criteria, any one or more of which may be selected by the Compensation Committee as the basis for the Performance Objectives and will determine the incentive compensation under the Plan that may become payable to a Designated Participant for a particular Plan Year. The business criteria are:

•	Net Income - defined as our consolidated revenue less all expenses including tax and interest expenses.

•	Contribution - defined as Net Income before interest, taxes and corporate general and administrative expenses.

•	Average Day Sales Outstanding - defined as the average of the 12 months’ Day Sales Outstanding. “Day Sales Outstanding” means 91 multiplied by a fraction, the numerator of which is the sum of billed accounts receivable plus unbilled accounts receivable minus billings in excess of cost, and the denominator of which is the sum of the last three months revenues. Day Sales Outstanding is calculated monthly.

•	New Sales - defined as gross additions to backlog.

Award Payments. Assessment of actual performance and payout of awards will be subject to completion of a year-end independent audit and certification by the Compensation Committee that the applicable performance objectives and other material terms of the Plan have been met. The Actual Award earned will be paid to the Designated Participant in cash within 30 days following the completion of both the independent audit and the above-referenced certification by the Compensation Committee. Payroll and other taxes will be withheld as required by law.

Maximum Award Payable under the Plan with Respect to any Plan Year. The Plan provides that the maximum payment that may be made for any Plan Year to any one Designated Participant or Non-Designated Participant may not exceed $3,000,000. Although actual awards paid under the Plan have been far less than this maximum, the Plan contains this maximum payment amount to comply with the requirements of Section 162(m) of the Code and to allow for the effect of future base salary increases on possible awards under the Plan.

Federal Income Tax Consequences	Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the cash value of the bonus in the year in which the bonus is received. Generally, and subject to the provisions of Section 162(m) of the Code, we will receive a federal income tax deduction corresponding to the amount of income recognized by Plan participants.

Plan Participation	The grant of bonus awards under the Plan to employees, including the Covered Executives, is subject to the discretion of the Compensation Committee. As of the date of this proxy statement, the Compensation Committee has determined the Plan parameters for awarding potential future bonus awards but has not made any final determination with respect to the dollar value of future bonus awards. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the Plan. The following table sets forth information with respect to the grant of bonus awards to the Covered Executives, to all current executive officers as a group and to all other employees as a group during our fiscal year 2003:

Incentive Compensation Plan

Name of Individual
or	Dollar Value
Identity of Group and Position	($)

Martin M. Koffel (1)	$0
Kent P. Ainsworth (1)	$0
Thomas P. Bishop	$42,735
George R. Melton	$364,008
Irwin L. Rosenstein	$32,100
Gary V. Jandegian	$27,286
All current executive officers as a group	$470,501
All other employees (including all current officers who are not executive officers) as a group	$9,255,355

(1)	For fiscal year 2003, the Compensation Committee determined that no bonuses should be paid under the Plan to Mr. Koffel and Mr. Ainsworth because the applicable Performance Objectives for the fiscal year were not satisfied.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

Required Vote	The affirmative vote of a majority of shares present in person or represented by proxy and voting at the Annual Meeting is required to re-approve the Plan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of our common stock as of January 30, 2004 by: (1) each director and nominee for director; (2) each of the senior executives listed on the Summary Compensation Table (the “Named Executives”); (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Common Stock Beneficially Owned (1)

Beneficial Owner	Number	Percentage (2)

Richard C. Blum	7,048,937	20.55%
Blum Capital Partners, L.P.	6,932,064	20.21%
909 Montgomery Street, Suite 400 (3)
San Francisco, CA 94133
FMR Corp.	3,050,126	8.89%
82 Devonshire Street
Boston, MA 02109-3614
Kent P. Ainsworth (4)	442,395	1.28%
H. Jesse Arnelle (5)	638	*
Thomas W. Bishop (6)	31,313	*
Armen Der Marderosian (7)	19,389	*
Mickey P. Foret (8)	2,380	*
Gary V. Jandegian (9)	65,031	*
Marie L. Knowles (10)	12,755	*
Martin M. Koffel (11)	1,130,637	3.22%
Richard B. Madden (12)	26,389	*
George R. Melton (13)	50,365	*
General Joseph W. Ralston, USAF (Ret.) (14)	1,752	*
John D. Roach (15)	27,927	*
Irwin L. Rosenstein (16)	121,667	*
William D. Walsh (17)	92,889	*
All officers and directors as a group (21 persons)(18)	9,179,430	25.72%

*	Less than one percent.

(1)	As of January 30, 2004, there were 34,293,830 shares of our common stock outstanding.

(2)	Percentages are calculated with respect to a holder of options exercisable on or prior to March 30, 2004, as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

(3)	The number of shares provided for Richard C. Blum includes 104,798 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan, 8,983 shares underlying stock options, that are exercisable on or prior to March 30, 2004 and 319 shares granted pursuant to deferred stock awards. The number also includes shares beneficially owned by Blum Capital Partners, L.P. as described immediately below, of which shares Mr. Blum disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

The number of shares beneficially owned by Blum Capital Partners, L.P. includes 1,086,960 shares owned directly by five limited partnerships for which Blum Capital Partners, L.P. serves as the general partner and one investment advisory client for which Blum Capital Partners, L.P. serves as investment advisor with voting and investment discretion. These shares may be deemed to be owned indirectly by the following parties: (a) Blum Capital Partners, L.P.; (b) Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P.; and (c) as indicated in the preceding paragraph, Richard C. Blum, one of our directors, and a significant stockholder and Chairman of Richard C. Blum and Associates, Inc., Richard C. Blum & Associates, Inc., and Blum Capital Partners, L.P.; Mr. Blum disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 5,845,104 shares owned directly by Blum Strategic Partners, L.P. These shares may be deemed to be owned indirectly by Blum Strategic GP, L.L.C., the general partner of Blum Strategic Partners, L.P. and by Mr. Blum, a managing member of Blum Strategic GP, L.L.C. Both Blum Strategic GP, L.L.C. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Includes 277,467 shares underlying stock options that are exercisable on or before March 30, 2004.

(5)	Includes 319 shares granted pursuant to deferred stock awards.

(6)	Includes 21,002 shares underlying stock options that are exercisable on or before March 30, 2004.

(7)	Includes 7,983 shares underlying stock options that are exercisable on or before March 30, 2004 and 319 shares granted pursuant to deferred stock awards.

(8)	Includes 319 shares granted pursuant to deferred stock awards.

(9)	Includes 40,335 shares underlying stock options that are exercisable on or before March 30, 2004.

(10)	Includes 5,983 shares underlying stock options that are exercisable on or before March 30, 2004 and 319 shares granted pursuant to deferred stock awards.

(11)	Includes 805,000 shares underlying stock options that are exercisable on or before March 30, 2004.

(12)	Includes 7,983 shares underlying stock options that are exercisable on or before March 30, 2004 and 319 shares granted pursuant to deferred stock awards.

(13)	Includes 12,500 shares underlying stock options that are exercisable on or before March 30, 2004.

(14)	Includes 319 shares granted pursuant to deferred stock awards.

(15)	Includes 2,183 shares underlying stock options that are exercisable on or before March 30, 2004 and 319 shares granted pursuant to deferred stock awards.

(16)	Includes 121,667 shares underlying stock options that are exercisable on or before March 30, 2004.

(17)	Includes 5,983 shares underlying stock options that are exercisable on or before March 30, 2004 and 319 shares granted pursuant to deferred stock awards.

(18)	Includes 1,393,071 shares underlying stock options that are exercisable on or before March 30, 2004 and 2,871 shares granted pursuant to deferred stock awards. Also includes shares beneficially owned by Blum Capital Partners, L.P. as described in footnote 3 above, of which shares Mr. Blum disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2003, all executive officers, directors and greater than 10% beneficial owners were in compliance with applicable Section 16(a) filing requirements.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
FOR FISCAL YEAR 20031

Committee Purpose	The Compensation Committee has the responsibility, under delegated authority from the Board of Directors, for developing, administering and monitoring our executive compensation in the long-term interests of URS and our stockholders. The Compensation Committee is comprised solely of independent directors. In fulfilling its responsibilities, the Compensation Committee has used the services of independent compensation consultants.

With the approval of the Compensation Committee, we have developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to our success, and also to provide these executives and managers with performance-based incentives clearly tied to our profitability and stockholder returns. Compensation of our executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.

Base Compensation	Officer base salaries are reviewed regularly and adjusted as needed based on individual performance and competitive practices. Base compensation for new executives hired from outside URS is established through negotiations between us and the executive at the time the executive is first hired.

Each of our senior executives named in the Summary Compensation Table (the “Named Executives”) has an employment agreement with us that provides for a minimum base salary and other compensation benefits (see “Employment Agreements”). Under these agreements, base salaries are subject to periodic review and possible increase by the Compensation Committee, but cannot be decreased without the Named Executive’s consent. Base salaries of other executives and senior managers are subject to periodic review and are increased or decreased by the Chief Executive Officer, at his discretion, within the overall framework of the compensation policies established by the Compensation Committee.

When establishing or reviewing base compensation levels for the Named Executives, the Compensation Committee considers numerous factors, including but not limited to the following:

•	the qualifications of the executive;

•	whether the base compensation is within a reasonable range of executive pay levels at other publicly and privately held companies that potentially compete with us for business and executive talent;

•	the financial performance of those companies relative to ours;

•	the strategic goals for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own base compensation).

[1]	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The companies whose compensation levels and practices are considered by the Compensation Committee for comparison are not necessarily those identified in the Performance Measurement Comparison below since we compete for executive talent with numerous companies besides those mentioned in the Performance Measurement Comparison.

Annual Bonus Program	In addition to base compensation, each of our executives and selected senior managers, including the Named Executives, participate in our Corporation Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, participating executives and senior managers (“Designated Participants”) are eligible to earn annual bonuses based on formulas tied to certain predefined financial performance targets that are established annually by the Compensation Committee. Each Designated Participant is assigned a “Target Bonus” at the beginning of the year, expressed as a percentage of his or her base salary. If the financial performance targets are met, each Designated Participant’s bonus is equal to the Target Bonus. If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus is paid under the Bonus Plan if a Designated Participant fails to achieve predefined minimum performance levels. Conversely, if performance targets are exceeded, then each Designated Participant can earn a bonus in excess of the Target Bonus determined as an increasing percentage of the Target Bonus depending on the extent of the performance in excess of the target, up to a maximum of two times the Target Bonus.

Mr. Koffel’s Target Bonus currently is established by contract at 100% of his base salary. Target Bonuses for the other Named Executives are established by either the Named Executive’s employment agreement or the Compensation Committee. Target Bonuses for most other Designated Participants are established annually by the Chief Executive Officer within the overall framework of the compensation policies established by the Compensation Committee. For the Named Executives, Target Bonuses currently range from 50% to 100% of base salary.

Financial performance targets under the Bonus Plan are developed initially by the Chief Executive Officer and are approved by the Compensation Committee. Our fiscal year net income before dividends is the sole financial measurement used to gauge individual performance for Mr. Koffel and Mr. Ainsworth and operating profit contribution from their respective divisions is the primary financial measurement for Mr. Bishop, Mr. Jandegian, Mr. Melton and Mr. Rosenstein. For other Designated Participants, measurements of operating profit contribution, DSOs and new sales are applied to the financial performance of the operating division or unit for which the Designated Participant has management responsibility. Increasing emphasis is placed on company-wide financial performance as the Designated Participants’ responsibilities increase, however. At all participation levels, overall financial performance thresholds must be met before any bonuses can be earned.

For fiscal year 2003, the Compensation Committee determined that no bonuses should be paid under the Bonus Plan to any full year Designated Participant in the corporate group, including Mr. Koffel and Mr. Ainsworth, because the threshold financial performance targets for the fiscal year were not satisfied. The Compensation Committee further determined that Designated Participants in the URS Division, including Mr. Bishop, Mr. Jandegian and Mr. Rosenstein, and the EG&G Division, including Mr. Melton, would receive bonuses equal to an average of 24% and 91% of their base salaries, respectively, based on the financial results achieved by their respective divisions.

Long-Term Incentive Awards	We adopted our 1999 Incentive Plan to provide executives and other key employees with equity-based incentives. Awards under the 1999 Incentive Plan can take the form of stock options, performance restricted stock or restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and to award recipients with an equity stake in URS.

Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff and key administrative staff, and the size of awards are generally consistent within each of these groups. The Compensation Committee periodically considers whether and when to approve specific awards under the 1999 Incentive Plan based on the recommendations of the Chief Executive Officer. Factors considered include the executive’s or key employee’s position with us, his or her performance and responsibilities and the long-term incentive award levels of comparable executives and key employees at companies that compete with us for executive and managerial talent. The 1999 Incentive Plan does not, however, provide any formulaic method for weighing these factors. Finally, the Compensation Committee considers the potential dilution of outstanding common stock from options granted under the 1999 Incentive Plan in comparison to other publicly traded companies that potentially compete with us for business and executive talent.

Chief Executive Officer Compensation	During fiscal year 2003, Mr. Koffel initially received a base salary of $800,000, which was subsequently increased to $900,000 effective April 1, 2003. He did not receive a bonus award because, as mentioned above, the threshold performance targets for the corporate group for the fiscal year were not satisfied.

In September 2003, Mr. Koffel executed an amended and restated employment agreement, executed an amended and restated supplemental executive retirement plan (“SERP”) and received a restricted stock award for an aggregate of 100,000 shares under the 1999 Incentive Plan (see “Employment Agreements”). The Compensation Committee authorized the execution of the amended and restated agreements, in order to recognize Mr. Koffel’s significant contributions to our growth and success during the previous decade and to induce Mr. Koffel to continue to serve as our Chief Executive Officer until his retirement.

Tax Deductibility of Executive Compensation	Section 162(m) of the Code precludes the deduction by a publicly held corporation for compensation paid to certain employees to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993, and performance-based compensation. The Internal Revenue Service has issued regulations for Section 162(m) that provide that performance-based compensation will not be subject to the deduction limit if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors;”

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the compensation committee certifies that the performance goals have been satisfied before payment.

Because of our significant growth and the concomitant increase in the levels of executive compensation for the Chief Executive Officer and the other Named Executives described above, the Board of Directors approved the Compensation Committee’s recommendation that the material terms of the Bonus Plan be submitted to the stockholders for re-approval at the Annual Meeting as the stockholders previously approved the material terms of the Bonus Plan at the 1999 Annual Meeting. Re-approval by the stockholders will permit bonuses paid to Designated Participants under the Bonus Plan to continue to qualify as performance-based compensation for purposes of Section 162(m).

The Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

Richard B. Madden, Chairman
Marie L. Knowles
John D. Roach
William D. Walsh

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Compensation Committee is comprised of four non-employee directors: Mr. Madden, Ms. Knowles, Mr. Roach and Mr. Walsh. Ms. Knowles is not standing for re-election at the Annual Meeting and will not serve on the Compensation Committee after the date of the Annual Meeting. No member of the Compensation Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the salary and benefits paid and options granted by us during each of the three most recent fiscal years to our Chief Executive Officer and our five most highly compensated executive officers (the “Named Executives”) other than the Chief Executive Officer.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation

		Annual Compensation				Awards (1)			Pay-outs

				Other				Securities
				Annual		Restricted		Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	Compen-		Stock Awards		Options/	Pay-outs	Compen-
Position	Year	($)	($)	sation ($)(2)		($)(3)		SARs (#)	($)	sation ($)

Martin M. Koffel	2003	$857,706	$0	$26,400		$2,212,000	(4)	0	$0	$73,437	(7)
Chairman of the	2002	800,407	0	26,400		1,803,750	(5)	105,000	0	81,648
Board; Chief	2001	800,010	722,169	1,411		1,576,125	(6)	125,000	0	81,939
Executive Officer;
President

Kent P. Ainsworth	2003	$425,027	$0	$24,738		$0		0	$0	$1,954	(10)
Executive Vice	2002	426,706	0	14,738		601,250	(8)	50,000	0	4,956
President; Chief	2001	425,027	249,374	1,595		575,750	(9)	60,000	0	4,804
Financial Officer;
Secretary

Thomas W. Bishop	2003	$317,328	$42,735	$0		$140,850	(11)	20,000	$0	$1,842	(12)
Senior Vice	2002	283,095	0	0		0		30,000	0	5,334
President,	2001	258,478	100,452	0		0		4,000	0	4,508
Construction
Services

Gary V. Jandegian	2003	$304,069	$27,286	$24,420	(13)	$375,600	(14)	40,000	$0	$1,902	(16)
President, URS	2002	221,998	0	1,187		0		25,000	0	4,848
Division	2001	224,198	46,620	0		115,150	(15)	5,000	0	4,341

George R. Melton	2003	$500,011	$364,008	$15,000		$0		0	$0	$8,280	(18)
President, EG&G	2002	74,617	637,941	2,308		568,000	(17)	50,000	0	754
Division	2001	0	0	0		0		0	0	0

Irwin L. Rosenstein	2003	$500,032	$32,100	$11,063		$0		0	$0	$20,679	(19)
Chairman, URS	2002	500,032	0	7,500		0		50,000	0	22,274
Division	2001	471,788	270,801	4,638		0		60,000	0	26,628

(1)	Messrs. Koffel, Ainsworth, Bishop, Jandegian, Melton and Rosenstein may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted stock and the payment of withholding taxes due with respect to such exercises and vesting. Messrs. Koffel, Ainsworth, Bishop, Jandegian, Melton and Rosenstein and other officers of URS may continue to dispose of shares of our common stock in this manner and for similar purposes.

(2)	The amounts in this column represent automobile allowances or taxable compensation for the use of company-provided automobile unless otherwise qualified by a footnote.

(3)	The aggregate number and value as of October 31, 2003 of each of the Named Executive’s restricted share holdings were as follows: Mr. Koffel, 330,156 shares, $7,227,115; Mr. Ainsworth, 129,028 shares, $2,824,423; Mr. Bishop 7,500 shares, $164,175; Mr. Jandegian 25,000 shares, $547,250; Mr. Melton, 22,865 shares, $500,515; and Mr. Rosenstein, 0 shares, $0. Dividends will be paid on such restricted stock if and when declared on our common stock. On January 28, 2003, as a result of the Series D Conversion, 137,500 shares of restricted stock previously granted prior to fiscal 2002 to Mr. Koffel, and 75,000 shares of restricted stock previously granted to Mr. Ainsworth, became vested in full. See “Certain Relationships and Related Transactions” and “Employment Agreements.” In order to satisfy tax withholding obligations arising from the vesting of their restricted stock, Messrs. Koffel and Ainsworth have surrendered 50,381 and 25,000 shares of common stock back to URS, respectively.

(4)	Mr. Koffel was granted the right to receive 100,000 shares of restricted stock on September 5, 2003, one-third of which is scheduled to vest on each of September 5, 2004, 2005 and 2006.

(5)	Mr. Koffel was granted the right to receive 75,000 shares of restricted stock on July 15, 2002, one-third of which is scheduled to vest on each of July 15, 2003, 2004 and 2005.

(6)	Mr. Koffel was granted the right to receive 37,500 shares of restricted stock on each of April 25, 2001 and October 15, 2001, one-third of which vested or was scheduled to vest on each of April 25, 2002, 2003 and 2004 and October 15, 2002, 2003 and 2004, respectively, but which vested in full on January 28, 2003 as a consequence of the Series D Conversion. See “Certain Relationships and Related Transactions” and “Employment Agreements – Martin M. Koffel.”

(7)	Consists of matching contributions of $923 paid to a defined contribution plan, a $1,709 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $70,805 of life and disability insurance premiums, including a gross-up for income taxes on such premiums, paid pursuant to Mr. Koffel’s employment agreement.

(8)	Mr. Ainsworth was granted the right to receive 25,000 shares of restricted stock on July 15, 2002, one-fourth of which is scheduled to vest on each of July 15, 2003, 2004, 2005 and 2006.

(9)	Mr. Ainsworth was granted the right to receive 25,000 shares of restricted stock on October 15, 2001, all of which were scheduled to vest on October 15, 2005, but which vested in full on January 28, 2003 as a consequence of the Series D Conversion. See “Certain Relationships and Related Transactions” and “Employment Agreements – Kent P. Ainsworth.”

(10)	Consists of matching contributions of $490 paid pursuant to a defined contribution plan and $1,464 of life and disability insurance premiums.

(11)	Mr. Bishop was granted the right to receive 7,500 shares of restricted stock on June 12, 2003, one-forth of which is scheduled to vest on each of June 12, 2004, 2005, 2006 and 2007.

(12)	Consists of matching contributions of $462 paid to a defined contribution plan and $1,380 of life and disability insurance premiums.

(13)	Consists of $2,550 for taxable compensation for the use of a company-provided automobile, $13,000 for temporary living expenses and $8,870 related to taxable moving expenses.

(14)	Mr. Jandegian was granted the right to receive 20,000 shares of restricted stock on June 12, 2003, one-fourth of which is scheduled to vest on each of June 12, 2004, 2005, 2006 and 2007.

(15)	Mr. Jandegian was granted the right to receive 5,000 shares of restricted stock on October 15, 2001, one-half of which is scheduled to vest on October 15, 2003, and one-forth of which is scheduled to vest on each of October 15, 2004 and 2005.

(16)	Consists of matching contributions of $612 paid to a defined contribution plan and $1,290 of life and disability insurance premiums.

(17)	Mr. Melton was granted the right to receive 25,000 shares of restricted stock on August 22, 2002, one-fourth of which is scheduled to vest on each of August 22, 2003, 2004, 2005 and 2006.

(18)	Consists of matching contributions of $6,508 paid to a defined contribution plan and $1,772 of life and disability insurance premiums.

(19)	Consists of matching contributions of $769 paid pursuant to a defined contribution plan, a $3,544 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $16,366 of life and disability insurance premiums, including a gross-up for income taxes on such premiums, paid pursuant to Mr. Rosenstein’s employment agreement.

Option/SAR Grants in Last Fiscal Year

     We grant options to our executive officers under our 1999 Incentive Plan. Prior to October 12, 1999, we granted options to our executive officers under our 1991 Incentive Plan. As of January 30, 2004, options to purchase a total of 5,314,107 shares were outstanding under both the 1999 Equity Incentive Plan and the 1991 Incentive Plan. No shares remain available for grant under the 1991 Incentive Plan, and options to purchase 963,000 shares remain available for grant under the 1999 Equity Incentive Plan as of January 30, 2004. Options to purchase a total of 667,964 shares were granted to employees in fiscal year 2003.

	Individual Grants

		% of Total			Potential Realizable Value
	Number of	Options/			at Assumed Annual Rates
	Securities	SARs			of Stock Price
	Underlying	Granted to	Exercise		Appreciation for
	Options/	Employees	Or Base		Option Term
	SARs	in Fiscal	Price	Expiration
Name	Granted (#)	Year	($/Sh)	Date	5% ($)	10% ($)

Mr. Koffel	0	0%	$0	—	$0	$0
Mr. Ainsworth	0	0%	0	—	0	0
Mr. Bishop	10,000	1.50%	13.16	3/24/2013	82,763	209,737
	10,000	1.50%	18.78	6/12/2013	118,106	299,305
Mr. Jandegian	10,000	1.50%	13.16	3/24/2013	82,763	209,737
	30,000	4.49%	18.78	6/12/2013	354,319	897,915
Mr. Melton	0	0%	0	—	0	0
Mr. Rosenstein	0	0%	0	—	0	0

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Values

			Number of	Value of
			Securities	Unexercised
			Underlying	In-the-Money
			Unexercised	Options/SARs
			Options/SARs at	at
			FY-End (#)	FY-End ($)(1)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise (#)	Realized ($)	Unexercisable	Unexercisable

Mr. Koffel	0	$0	845,000	$4,288,565
			70,000	0
Mr. Ainsworth	0	0	277,467	1,141,192
			33,333	0
Mr. Bishop	3,000	17,603	21,002	38,252
			37,498	89,294
Mr. Jandegian	0	0	40,335	167,675
			54,165	151,494
Mr. Melton	0	0	12,500	0
			37,500	0
Mr. Rosenstein	0	0	151,667	120,638
			33,333	0

(1)	Based on 2003 fiscal year-end share price equal to $21.89.

Equity Compensation Plan Information

     The table presented below contains certain information about our equity compensation plans as of October 31, 2003, which consist of the 1991 Incentive Plan and the 1999 Incentive Plan. When the 1999 Incentive Plan was approved, the remaining shares available for grant under the 1991 Incentive Plan were added to the 1999 Incentive Plan. The 1999 Incentive Plan contains an automatic reload feature, which allows us to increase the shares available for future issuance. The number of shares to be reloaded annually equals the lesser of 5% of our common stock outstanding as of July 1 or 1,500,000 shares of our common stock for each year through 2009.

			Number of Securities
			Remaining Available for
	Number of Securities to be		Issuance under Equity
	Issued upon Exercise of	Weighted-Average	Compensation Plans
	Outstanding Options,	Exercise Price of	(excluding securities
	Warrants and Rights	Outstanding Options,	reflected in column (a))
	(in thousands)	Warrants and Rights	(in thousands)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,986	$18.75	1,672
Equity compensation plans not approved by security holders	0	0	0

Total	4,986	$18.75	1,672

Employment Agreements

Martin M. Koffel	Mr. Koffel executed an employment agreement with us in 1991, which was amended in 1998 and 1999, pursuant to which he received an annual base salary, target bonus and other compensatory benefits and severance arrangements. In September 2003, the Compensation Committee approved, and Mr. Koffel executed, an amended and restated employment agreement that provides an annual base salary of $900,000, retroactive to April 1, 2003, and a target bonus percentage equal to 100% of his base salary, both subject to increase in the discretion of the Compensation Committee. In addition, Mr. Koffel was granted 100,000 shares of restricted stock that will vest in three installments on the first, second and third anniversaries of the date of the employment agreement. The employment agreement also provides a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments due Mr. Koffel are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code (an “Excise Tax Gross-Up Payment”). Mr. Koffel also is reimbursed for the cost of term life insurance with a face amount equal to up to four times his base salary and a tax gross-up payment to offset his cost of all income and employment taxes imposed because of that reimbursement.

Under the terms of Mr. Koffel’s employment agreement, if Mr. Koffel voluntarily resigns prior to age 65, we will pay Mr. Koffel a severance payment of $2,500,000 and extend the exercise period of all of his options for a period of 36 months. If Mr. Koffel voluntarily resigns on or after age 65 but before the Retirement Date (as defined below), we will pay Mr. Koffel a severance payment of $5,000,000 and we will extend the exercise period of all of his options for a period of 36 months. If Mr. Koffel dies or is disabled prior to age 65, we will pay Mr. Koffel a severance payment of $5,000,000, we will extend the exercise period of all of his options for a period of 36 months and we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement). If Mr. Koffel retires on the Retirement Date or if we terminate his employment for any reason other than cause prior to the Retirement Date, we will pay Mr. Koffel a severance payment of $5,000,000, we will extend the exercise period of all of his options for a period of 36 months and we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement). If Mr. Koffel voluntarily resigns or is terminated by us within two years following a Change in Control (as defined below), we will pay Mr. Koffel a severance payment equal to three times the sum of his base salary plus his target bonus, we will extend the exercise period of all of his options for a period of 36 months and we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement).

The “Retirement Date” is defined in Mr. Koffel’s employment agreement to mean the last day of our fiscal year that includes April 4, 2006, or such later date as we and Mr. Koffel mutually agree.

A “Change in Control” is defined in Mr. Koffel’s employment agreement to mean:

•	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control; or

•	any person acquiring 20% or more of our voting power, other than:

•	the beneficial ownership by any person of 20% or more but less than a majority of our voting power if that beneficial ownership was acquired in the ordinary course of that person’s business and not with the purpose or effect of changing or influencing the control of URS and that person is eligible to file a short form statement on Schedule 13G under Rule 13d-1 under the Exchange Act regarding its beneficial ownership;

•	the beneficial ownership by Blum Capital Partners, L.P or its affiliates unless or until either alone or as a member of a group within the meaning of Section 13(d) of the Exchange Act they beneficially own an aggregate of over 25% of our voting power; or

•	the beneficial ownership by TCG Holdings, L.L.C. or its affiliates unless or until either alone or as a member of a group within the meaning of Section 13(d) of the Exchange Act they beneficially owns an aggregate of over 25% of our voting power.

In addition, equity grants awarded to Mr. Koffel in fiscal year 2002 provide for accelerated vesting in the event of a “Change in Control” as defined above.

In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as our Chief Executive Officer through his then expected retirement at age 65 and to create incentives for him to continue to increase stockholder value. This special supplemental compensation included, among other things, a supplemental executive retirement plan (“SERP”). In September 2003, our Compensation Committee approved, and Mr. Koffel executed, an amended SERP. Under the terms of the amended SERP, we provide him with an annual lifetime retirement benefit. Benefits are based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination. “Final average compensation” means the higher of (1) the sum of Mr. Koffel’s base salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 60 months of employment in which that average was the highest and (2) $1,600,000. Estimated annual benefits are as follows:

Final Average	65		67
Compensation	or Younger	66	or Older

$1,600,000	$800,000	$880,000	$960,000
$1,650,000	$825,000	$907,500	$990,000
$1,700,000	$850,000	$935,000	$1,020,000
$1,750,000	$875,000	$962,500	$1,050,000
$1,800,000	$900,000	$990,000	$1,080,000

As of October 31, 2003, Mr. Koffel had attained the age of 64, and his final average compensation was $1,638,749.

Benefits under the SERP shown in the above table are computed on the basis of an annuity for the life of Mr. Koffel, with a guarantee of payments for at least ten years. The SERP provides for an offset for Social Security benefits to which Mr. Koffel becomes entitled, but these offsets are not reflected in the table.

Under the terms of the SERP, if Mr. Koffel’s employment is terminated (1) by us within thirteen months of the Change in Control, (2) by us following a potential Change in Control and within six months prior to a Change of Control or (3) by Mr. Koffel within two years following a Change in Control, then Mr. Koffel’s retirement benefit will be calculated as if his age at time of termination was 67. In addition, we are obligated to deposit into a “rabbi trust” the lump sum value of the retirement benefit to which Mr. Koffel would be entitled.

The Series D Conversion resulted in a Change in Control under the terms of the original SERP and consequently we became obligated to fund a rabbi trust with approximately $8.9 million. However, following the Series D Conversion, Mr. Koffel agreed to defer this funding obligation and consequently we will not be obligated to fund the rabbi trust unless and until Mr. Koffel gives us 15 days’ prior notice to do so, or until his death or the termination of his employment for any reason.

Kent P. Ainsworth	Mr. Ainsworth executed an evergreen employment agreement with us in September 2000, as amended in August 2003, under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation Committee Report above. Mr. Ainsworth’s current base salary is $425,000 and his target bonus percentage is at least 65% of his base salary.

If we terminate Mr. Ainsworth’s employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated. He also will be credited with one additional year of service under certain of our executive compensation programs.

Mr. Ainsworth is entitled to a Change in Control (as defined below) severance payment of 200% of the sum of his then-current base salary and target bonus if, within six months after a Change in Control, Mr. Ainsworth voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason. Mr. Ainsworth also is entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason within the 30-day period following the date six months from the date of the Change in Control. In addition, Mr. Ainsworth is entitled to the Change in Control severance payment if he voluntarily resigns his employment for any reason or we terminate his employment for any reason on or before August 27, 2004. All awards held by Mr. Ainsworth under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax Gross-Up Payment to Mr. Ainsworth.

A “Change in Control” is defined in Mr. Ainsworth’s employment agreement to mean:

•	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	any person acquiring 20% or more of our voting power; or

•	two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control.

In addition, the Series D Conversion resulted in a Change in Control under Mr. Ainsworth’s employment agreement, entitling him to the severance benefits described above in the event his employment is terminated and to accelerated vesting of all his equity grants awarded prior to 2002.

Equity grants awarded to Mr. Ainsworth in fiscal year 2002 provide for vesting acceleration in the event of a “Change in Control” as defined above with respect to Mr. Koffel’s employment agreement.

Thomas W. Bishop	Mr. Bishop, Senior Vice President, Construction Services, executed an evergreen employment agreement with us in January 2004, under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation Committee Report above. Mr. Bishop’s current base salary is $350,000 and his target bonus percentage is at least 50% of his base salary.

If we terminate Mr. Bishop’s employment for any reason other than cause or his disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated.

Mr. Bishop is entitled to a Change in Control (as defined below) severance payment of 200% of his then-current base salary if, within one year after a Change in Control, Mr. Bishop voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason other than cause or his disability. All awards held by Mr. Bishop under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax-Gross Up Payment to Mr. Bishop.

A “Change in Control” is defined in Mr. Bishop’s employment agreement to mean any person acquiring 50% or more of our voting power.

Gary V. Jandegian	Mr. Jandegian, President, URS Division, executed an evergreen employment agreement with us in January 2004, under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation Committee Report above. Mr. Jandegian’s current base salary is $425,000 and his target bonus percentage is at least 65% of his base salary.

If we terminate Mr. Jandegian’s employment for any reason other than cause or his disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated.

Mr. Jandegian is entitled to a Change in Control (as defined above with respect to Mr. Bishop’s employment agreement) severance payment of 200% of his then-current base salary if, within one year after a Change in Control, Mr. Jandegian voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason other than cause or his disability. All awards held by Mr. Jandegian under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax-Gross Up Payment to Mr. Jandegian.

George R. Melton	Mr. Melton, President, EG&G Division, executed an evergreen employment agreement with us in August 2002 under which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in their Compensation Committee Report above. Mr. Melton’s current base salary is $500,000 and his target bonus percentage is at least 80% of his base salary.

If we terminate Mr. Melton’s employment for any reason other than cause or his death or disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 200% of his base compensation in effect on the date his employment is terminated plus a pro-rated percentage of his unpaid target bonus. In addition, if Mr. Melton voluntarily resigns his employment during the 90-day period commencing on the second anniversary of the employment agreement (August 23, 2004), we will pay him a severance payment equal to $1,000,000 and certain other severance benefits.

Mr. Melton also is entitled to a Change in Control severance payment of 200% of the sum of his then-current base salary plus a pro-rated percentage of his target bonus if, within one year after a

Change in Control, Mr. Melton voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason other than cause or his death or disability. All awards held by Mr. Melton under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax Gross-Up Payment to Mr. Melton.

A “Change in Control” is defined in Mr. Melton’s employment agreement to mean:

•	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	any person acquiring 50% or more of our voting power; or

•	two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control.

URS, through its wholly owned subsidiary EG&G Technical Services, Inc., maintains a noncontributory pension plan (the “EG&G Plan”) in which Mr. Melton is eligible to receive annual retirement benefits following his retirement at age 65 or older.

	Years of Service
Final 5-Year
Average Compensation	15	20	25	30	35

$125,000	$25,307	$33,743	$42,179	$50,614	$59,050
$150,000	$31,307	$41,743	$52,179	$62,614	$73,050
$175,000	$37,307	$49,743	$62,179	$74,614	$87,050
$200,000	$43,307	$57,743	$72,179	$86,614	$101,050

Benefits under the EG&G Plan shown in the above table are computed on the basis of a straight life annuity without offsets for Social Security or other amounts, assuming retirement at age 65.

In general, compensation covered by the EG&G Plan includes regular base salary, wages, commissions, termination payments and any salary deferrals that are made in accordance with sections 125, 132(f)(4), 402(g)(3) or 457 of the Internal Revenue Code. Compensation does not include bonuses, overtime payments, incentive payments, reimbursements, expense allowances, fringe benefits, payments received during any periods of employment in an ineligible class and any other type of special or nonrecurring payments.

In 2003, accrued benefits under the EG&G Plan was generally calculate according to the following formula: .85% of final average annual compensation (for a five year period) multiplied by the number of years of credited service, plus .75% multiplied by the final average annual compensation (for a five year period) in excess of the social security tax base multiplied by the number of years of credited service.

Starting in 2004, accrued benefit under the EG&G Plan will generally be calculated according to the following formula: all accrued benefits under the previous 2003 formula accrued as of December 31, 2003, plus .65% of annual compensation, plus .65% of annual compensation in excess of 1/2 of social security taxable wages.

The years of credited service as of the end of 2003 for George Melton were 3.2 years. Assuming George Melton remains employed by URS until age 65 his annual retirement benefit at age 65 would be equal to approximately $25,403, reflecting the plan change. If the plan had not changed effective January 1, 2004, his benefit under the same assumptions would have been $28,144.

Irwin L.Rosenstein	Mr. Rosenstein executed an evergreen employment agreement with URS Corporation Consultants, Inc. in October 2000 under which he received an annual base salary and a target bonus that included a number of severance and change of control provisions. In July 2003, Mr. Rosenstein executed a new employment agreement with us superceding his prior October 2000 employment agreement. Mr. Rosenstein’s current base salary is $500,000 and his target bonus percentage for fiscal year 2003 was 65%. However, in fiscal year 2004, Mr. Rosenstein will not be eligible to receive a bonus.

Under Mr. Rosenstein’s employment agreement, in exchange for surrendering existing rights to change in control and severance provisions and the elimination of a target bonus after our fiscal year 2003, Mr. Rosenstein is provided the right to receive supplemental bi-weekly payments beginning in November 2003 through October 2005 in the aggregate amount of $1,650,000. If we terminate Mr. Rosenstein’s employment for any reason other than cause or if he dies or is disabled before October 2005, we will be obligated to pay the full remaining amount of the supplemental payments. In addition, following Mr. Rosenstein’s retirement on October 2005 or upon an earlier termination by us without cause or due to his disability, then Mr. Rosenstein will also be eligible for an additional year of vesting on his existing restricted stock and stock options, an extension of the exercise date of his stock options by up to three years and continued group insurance for one year. The agreement also providers for Excise Gross Tax Payment to Mr. Rosenstein.

Certain Relationships and Related Transactions

Series D Conversion and Sale of Common Stock	In August, 2002, we issued 100,000 shares of Series D Preferred Stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. (both of whom are affiliates of TCG Holdings, L.L.C.) in connection with our acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc. The Series D Preferred Stock was subsequently converted (by a vote of the stockholders at a Special Meeting of Stockholders held on January 28, 2003) into a total of 2,106,674 shares of restricted common stock (the “Series D Conversion”). As a result of the Series D Conversion, TCG Holdings, L.L.C. became the beneficial owner of an aggregate of 7,064,033 restricted shares of common stock. The Series D Conversion constituted a change in control as defined under the terms of the employment arrangements with some our senior executives. See “Employment Agreements.” In July 2003, we fulfilled our obligation to TCG Holdings, L.L.C. under existing registration rights provisions to register all of their shares of our common stock by filing a shelf registration statement, which was declared effective by the SEC in August 2003. In September 2003, TCG Holdings, L.L.C. As a result, TCG Holdings, L.L.C. did not own any shares of our common stock as of October 31, 2003 and as of the date of this proxy statement.

PERFORMANCE MEASUREMENT COMPARISON (1)

     The following chart compares the cumulative total stockholder returns from a $100 investment in our common stock for the last five fiscal years compared to the cumulative return of the Standard & Poor’s 600 SmallCap Index (the “ S&P 600 Index”), the Standard & Poor’s 500 Index (the “S&P 500 Index”), the Standard & Poor’s 1500 Supercomposite Construction and Engineering Component Index (the “Engineering Index”) (2) and last year’s peer index (the “2002 Peer Group”) (3). We believe that the 600 Index is a more instructive broad market index than the 500 Index because it better measures the performance of smaller market capital companies and also includes URS. We are replacing the 2002 Peer Group with the Engineering Index because we are a component of the Engineering Index, a sector index prepared by an established independent firm. Accordingly, the 500 Index and the 2002 Peer Group will not be included in next year’s proxy statement.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
OCTOBER 1998 THROUGH OCTOBER 2003

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The Engineering Index contains the following public companies: Fluor Corporation, Jacobs Engineering Group Inc., Dycom Industries, Inc., Quanta Services, Inc., Granite Construction Inc., URS Corporation, The Shaw Group Inc., EMCOR Group, Inc., Insituform Technologies, Inc. and Butler Manufacturing Company.

(3)	The 2002 Peer Group contains the following public companies: Fluor Corporation, Foster Wheeler, Granite Construction Inc., Jacobs Engineering Group Inc., Michael Baker Corporation and Perini Corporation.

Other Matters	The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Kent P. Ainsworth Kent P. Ainsworth, Secretary

February 23, 2004

APPENDIX A

Audit Committee Charter

As adopted by the Board of Directors on July 15, 2003

The role and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of URS Corporation (the “Company”) are as follows, subject to amendment by the Board from time to time:

ROLE

The Committee’s role is to act on behalf of the Board to oversee the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence and the performance of both the Company’s internal audit group and the independent auditor. The Committee’s role includes oversight of the qualitative aspects of financial reporting and disclosure to stockholders and the investment community, the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls and the Company’s procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact the financial statements.

The role also includes coordination with other Board committees and, as outlined herein, direct communication with management, independent and internal auditors, counsel and other Committee advisors.

Although the Committee has the responsibilities set forth in this Charter, management is responsible for preparing the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. It is not the duty of the Committee to plan or conduct the audit or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). Nothing in this Charter changes, or is intended to change, the responsibilities of management or the independent auditor. Moreover, nothing in this Charter is intended to increase the liability of the members of the Committee beyond that which existed before this Charter was approved by the Board.

MEMBERSHIP

Committee membership shall consist of at least three Board members who qualify as independent within the meaning of the Company’s Corporate Governance Guidelines and satisfy the experience and, as affirmatively determined by the Board, the independence requirements of the New York Stock Exchange (the “NYSE”) applicable to audit committee members (including, with respect to the chairperson of the Committee, any special requirements applicable to chairpersons of audit committees), as in effect from time to time when and as required by the NYSE. To the extent mandated by the requirements of the NYSE and/or the Securities and Exchange Commission (the “SEC”), at least one member of the Audit Committee shall be a “financial expert” within the meaning of such requirements. The members of the Committee and the Committee chairperson shall be appointed and removed by the Board.

PROCEDURES

Committee procedures shall be governed by Article III, Sections 10 and 11 and Article IV, Sections 1 and 2 of the Company’s Bylaws except as otherwise provided by resolution of the Committee of the Board.

OPERATING PRINCIPLES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•	Communication – Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and other key Committee advisors, independent and internal auditors, etc., as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective business, financial reporting and disclosure issues.

•	Committee Expectations and Information Needs – The Committee should communicate to the Chief Executive Officer or his designee, internal audit and other external parties the expectations of the Committee and the nature, timing and extent of any specific information or other supporting materials requested by the Committee for its meetings and deliberations.

•	Resources – The Committee shall be authorized to access such internal and external resources, including retaining legal, financial or other advisors, as the Committee deems necessary or appropriate to fulfill its defined responsibilities. The Committee shall have the sole authority to approve the fees, costs and other terms of engagement of such outside resources.

•	Meeting Agendas – Committee meeting agendas shall be the responsibility of the Committee chairperson with input from Committee members and other members of the Board, with additional input from members of senior management and outside advisors to the extent deemed appropriate by the chairperson.

•	Committee Meeting Attendees – The Committee shall be authorized to request members of senior management, outside counsel, the internal audit group, the independent auditor and other advisors to participate in Committee meetings, as necessary, to carry out the defined committee responsibilities. Either internal or independent auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet periodically in separate sessions with internal and independent auditors and management.

•	Reporting to the Board of Directors – The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time or whenever so requested by the Board. Any plan developed by the Committee for fulfilling its role and responsibilities should be presented to and discussed with the full Board, and approved by the full Board. In addition, minutes from Committee meetings should be distributed to each Board member prior to the subsequent Board meeting.

MEETING FREQUENCY

The Committee shall meet at least four times annually and as necessary for review of the Company’s quarterly financial information prior to public release, and more frequently as considered necessary by the Committee or its chairperson. To the extent practicable, Committee meetings should be held in conjunction with the regularly scheduled Board meetings.

COMMITTEE’S RELATIONSHIP WITH INDEPENDENT AND INTERNAL AUDITORS

•	The Committee shall have the sole authority to review and approve the engagement of the independent auditor, including the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the independent auditor.

•	The Committee shall have the sole authority to review and approve the retention of the independent auditor to perform any proposed permissible non-audit services, including the compensation to be paid therefor, authority for which may be delegated to one or more Committee members, provided that all approvals of non-audit services pursuant to this delegated authority be presented to the full Committee at its next meeting.

•	The Committee shall cause the independent auditor, in their capacity as independent public accountants, to be responsible to the Board and, as delegated, to the Committee as representatives of the stockholders.

•	The Committee shall cause the independent auditor to be viewed as the Board’s and Committee’s representatives in executing the Committee’s oversight of periodic, annual and other financial reporting to stockholders. The Committee shall cause the independent auditor to report all relevant issues to the Committee responsive to agreed-upon Committee expectations. The Committee should review the work of the independent auditor in executing their role of oversight.

•	The Committee shall, on an annual basis, review, assess and report to the Board on the performance and qualifications of the independent auditor and the lead audit partner. In this respect, the Committee shall seek to obtain a report by the independent auditor describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	The Committee shall, on an annual basis, review, assess and report to the Board on the independence of the independent auditor, taking into account the opinions of members of management and the Company’s internal audit group and including an analysis of all non-audit services provided by the independent auditor and the effect, if any, on such independence. In connection with this review, the Committee shall seek to obtain a written statement from the independent auditor delineating all relationships between the auditor and the Company consistent with Independence Standards Board Statement No. 98-1, “Independence Discussions with Audit Committees.” Additionally, the Committee should seek to maintain an active dialogue with the independent auditor with respect to disclosed relationships or services that may impact auditor objectivity or independence and should take, or recommend to the full Board, appropriate action to ensure the independence of the independent auditor.

•	The Committee shall monitor the rotation of the partners of the independent auditor on the Company’s audit engagement team as required by applicable law and shall consider periodically and adopt, if deemed appropriate, a policy regarding rotation of auditing firms.

•	The Committee shall cause the internal audit group to be responsible to senior management, but to have a direct reporting responsibility and an effective line of communication to the Board through the Committee.

•	The Committee shall regularly discuss with the independent auditor and senior management the responsibilities, budget and staffing of the internal audit group.

•	If either the internal audit group or the independent auditor identify significant issues warranting the attention of the Committee or the full Board that, in their judgment, have been communicated to management but have not been adequately addressed, the Committee shall cause such issues to be communicated to the Committee chairperson or any member of the Committee.

•	The Committee shall cause senior management to consult with the Committee regarding changes in the senior management of the internal audit group.

•	The Committee shall set clear policies regarding the employment by the Company of any employees or former employees of the independent auditor.

PRIMARY COMMITTEE RESPONSIBILITIES

The primary Committee responsibilities are:

•	Annual and Interim Financial Reports – The Committee shall review and discuss with the independent auditor and management the Company’s annual and interim financial reports, including (i) the independent auditor’s assessment of the quality, not just acceptability, of accounting principles, (ii) the reasonableness of significant judgments and estimates (including material changes in estimates), (iii) any audit adjustments noted or proposed by the independent auditor (whether “passed” or implemented in the financial reports), (iv) the adequacy of the disclosures in the financial statements, (v) the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (vi) any other matters required to be communicated to the Committee by the independent auditor under Statement on Auditing Standards No. 61. Such review and discussion shall occur prior to the filing or distribution of such reports.

•	Other Financial Disclosure – The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Fraud and Regulatory Noncompliance – The Committee shall review and assess the internal and independent auditors’ responsibility for detecting accounting and reporting financial errors, fraud and defalcations, illegal acts and noncompliance with the corporate code of conduct and regulatory requirements.

•	Internal Audit Plans – The Committee shall review and assess the annual internal audit plan and the process used to develop the plan, status of activities, significant findings, recommendations and management’s response.

•	Regulatory Examinations – The Committee shall review and assess SEC inquiries and the results of examinations by other financial regulatory authorities in terms of important findings, recommendations and management’s response.

•	Independent Audit Plans – The Committee shall review and assess the overall scope and focus of the annual audit and any interim audits, including the scope and level of involvement with unaudited quarterly or other interim-period information.

•	Financial Reporting – The Committee shall review with management and the independent auditor (i) significant issues and risks that arise regarding accounting principles and financial statement presentation, including the adoption of new or material changes to existing critical accounting policies or the application of those policies, (ii) the potential effect of alternative accounting policies available under GAAP, (iii) the potential impact of regulatory and accounting initiatives and any other significant reporting issues and judgments and (iv) any analyses prepared by management or the independent auditor with regard to the foregoing and related auditor views.

•	Risk Assessment and Management – The Committee shall periodically review and assess the Company’s guidelines and policies governing risk assessment, risk management and insurance.

•	Auditor Recommendations – The Committee shall review and assess important internal audit group and independent auditor recommendations on financial reporting, controls, other matters and management’s response.

•	Changes in Accounting Principles, Regulatory or Legal Matters – The Committee shall review and discuss with the independent auditor any changes in important accounting principles, regulatory or legal matters that could have a material impact on the Company’s financial statements and the application thereof in both annual and interim financial reports.

•	Required Communications – The Committee shall receive and review all required communications from the independent auditor.

•	Conflicts and Disagreements Between the Independent Auditor and Management – The Committee shall regularly review with the independent auditor, and ultimately resolve, any conflicts or disagreements between management and the independent auditor regarding financial reporting, accounting practices or policies, including (i) problems or difficulties the independent auditor encountered in the course of the audit work and (ii) any restrictions on the scope of the independent auditor’s activities or access to requested information.

•	Proxy Statement Reports – The Committee shall prepare such reports regarding matters within the scope of the Committee’s role and responsibilities as may be required to be included in the Company’s annual proxy statement or other public filings under applicable rules and regulations.

•	Code of Ethical Conduct/Conflicts of Interest – The Committee shall review and assess, on an annual basis, the Company’s code of ethical conduct and significant conflicts of interest and related-party transactions.

•	Complaints and Concerns – The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish and maintain procedures for the confidential, anonymous submission by employees of the Company with respect to concerns regarding questionable accounting or auditing matters.

•	Audit Committee Charter – The Committee shall review, on an annual basis, the Audit Committee Charter and shall recommend any proposed changes for approval by the full Board.

•	Annual Performance Evaluation of the Audit Committee – The Committee shall review, discuss and assess at least annually its own performance as well as the role and responsibilities of the Committee, seeking input from senior management, the full Board and others. Changes in the role and/or responsibilities of the Committee as outlined in this Charter, if any, shall be recommended to the full Board for approval.

PROXY

URS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MARCH 23, 2004

     The undersigned hereby appoints Kent P. Ainsworth and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Tuesday, March 23, 2004, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111, at 9:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR the nominees for director listed below.		FOR all	WITHHOLD
		nominees	AUTHORITY
Proposal 1.	To elect directors to hold office until the next Annual Meeting of Stockholders and until	listed below	to vote
	their successors are elected.	(except as	for all
		marked to	nominees
Nominee:		the contrary	listed
		below).	below.
	01 H. Jesse Arnelle	☐	☐
02 Richard C. Blum
03 Armen Der Marderosian
04 Mickey P. Foret
05 Martin M. Koffel
06 Richard B. Madden
07 General Joseph W. Ralston, USAF (Ret.)
08 John D. Roach
09 William D. Walsh

The Board of Directors recommends a vote FOR Proposal 2 below.

Proposal 2:	To approve the amendment to the URS Corporation Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote FOR Proposal 3 below.

Proposal 3:	To re-approve the URS Corporation Incentive Compensation Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:		WILL ATTEND
	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attor- neys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.

Signature(s)	Date	, 2004

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ Detach here from proxy voting card.▲